Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Larry J. Helling
September 14, 2017	President and Chief Executive Officer
Cedar Rapids Bank & Trust
(319) 743-7101

Cedar Rapids Bank and Trust Reaches Milestone of $1 Billion in Assets

Cedar Rapids Bank & Trust (CRBT) announced it surpassed $1 billion in total assets as of August 31, 2017.

Sixteen years ago in September 2001, Cedar Rapids Bank & Trust opened its doors to the public as a de novo bank. In February 2003, 17 months later, the bank reported $100 million in assets, an unprecedented milestone by a de novo bank in the state of Iowa. In May 2009, Cedar Rapids Bank & Trust surpassed $500 million in assets.

Larry Helling, President and Chief Executive Officer of Cedar Rapids Bank & Trust commented, “This is a major milestone for CRBT. Our strong growth to $1 billion dollars in assets reflects our commitment to our clients, employees, community and shareholders. We take pride in offering high-quality products, innovative technology and exceptional customer service. However, it really comes down to people. We have the finest banking professionals and Board of Directors in the area. We would like to thank them for all they have done to help us achieve this milestone. They are the key to our continued success.”

Reaching the $1B milestone comes at the forefront of plans to acquire Guaranty Bank and Trust Company headquartered in Cedar Rapids, Iowa. QCR Holdings, Inc., parent company of Cedar Rapids Bank & Trust, plans to merge Guaranty Bank into Cedar Rapids Bank & Trust in early December. This will enhance the footprint and deposit base of Cedar Rapids Bank & Trust, making it the largest community bank headquartered in Linn County.

As of June 30, 2017, Guaranty Bank reported approximately $266 million in total assets, $201 million in total gross loans and approximately $212 million in total deposits.

Cedar Rapids Bank & Trust provides full-relationship commercial and consumer banking and trust and asset management services with two locations in Cedar Rapids and 123 total employees.

“We would like to thank all of our clients and the community for their support in building this community bank,” added Helling. “We are dedicated to serving the long-term needs of our region and building a company that our employees, clients and community are proud of.”

Cedar Rapids Bank & Trust has been recognized consistently as one of the top SBA lenders in the state of Iowa, a Coolest Places to Work and Worksite Wellness Honoree by the Corridor Business Journal, the first Blue Zone designated-bank in Cedar Rapids, 100% employee giving to United Way of East Central Iowa for 15 consecutive years, and over 4,000 employee volunteer hours in 2016. For more information, please visit crbt.com.

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